Exhibit 99.3

PokerTek, Inc. Announces Appointment of Joseph J. Lahti, former President, CEO and Chairman of Shuffle Master, Inc., as Director

Monday, March 6, 2006 9:00 am ET

MATTHEWS, N.C.—(BUSINESS WIRE)—March 6, 2006—PokerTek, Inc. (NASDAQ: PTEK—News) today announced the appointment of Joseph J. Lahti to its Board of Directors effective March 2, 2006. Mr. Lahti has been appointed by the Board to serve on the Board’s Audit and Compensation Committees.

“We are honored to welcome Joe Lahti to the PokerTek Board,” stated Lou White, Chief Executive Officer of PokerTek. “Mr. Lahti’s experience and leadership in helping Shuffle Master grow from a start-up company to an industry leader will be of considerable value to PokerTek. More importantly, Joe is a phenomenal business executive who, along with our other Board members, will keep PokerTek’s management team accountable and focused on the execution of our strategic plan.”

“After meeting with the team at PokerTek, I was very impressed with the PokerPro™ product, their business model and management team,” noted Joe Lahti. “PokerTek is a young company with enormous potential. I am excited about the opportunity to join their Board and hope that my prior gaming experience and current business experiences will allow me to assist PokerTek in achieving their ambitious goals.”

About Mr. Lahti

Mr. Lahti served as President, CEO and Chairman of Shuffle Master, Inc. (NASDAQ: SHFL), a gaming supply company for the casino industry, from December 1993 to February 2002. Since leaving Shuffle Master, Joe has remained active as both a shareholder and member of the Boards and executive committees of several companies in industries ranging from software, manufacturing, asset management (equities), real estate development and commercial furniture distribution. His educational credentials include a bachelor of science degree from Harvard University, with an emphasis in economics.

About PokerTek, Inc.

PokerTek, Inc. was formed to develop and market the PokerPro(TM) system, an electronic poker table designed to provide a fully-automated poker room environment, to tribal casinos, commercial casinos, and card clubs. The PokerPro(TM) system was developed to increase casino revenue by increasing hands per hour, while helping to reduce the labor costs within poker rooms. The PokerPro(TM) system is also designed to increase players’ gaming experience by eliminating dealer and player mistakes, and eliminating the need for dealer tipping.

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements herein include, but are not limited to, the expected adoption of the PokerPro(TM) tables by casinos and card clubs, the expected acceptance of the PokerPro(TM) system by players, the expected increase in profitability of poker rooms that install PokerPro(TM) tables, the expected receipt of regulatory approvals and the expected growth opportunities of PokerTek. Forward-looking statements involve known and unknown risks and uncertainties, which may cause PokerTek’s actual results in future periods to differ materially from those set forth herein. These risks include: casinos and card clubs may not adopt and install the PokerPro(TM) tables at the rate currently expected by management, players may not recognize the benefits offered by the PokerPro(TM)

tables and may not prefer the electronic tables over manual tables, and casinos and card clubs may not realize increased profits as a result of installation of the PokerPro(TM) tables. There are additional risks related to PokerTek’s products and business identified in PokerTek’s final prospectus filed with the Securities and Exchange Commission (“SEC”) on October 14, 2005. Copies of PokerTek’s filings with the SEC are available from the SEC or may be obtained upon request from PokerTek. PokerTek does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Contact:

PokerTek, Inc.

Becca Bernstein, 704-849-0860, ext. 119

investor_relations@pokertek.com

http://www.pokertek.com

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